Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Pixelworks, Inc.:
We consent to incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-126017, 333-125945, 333-123526, 333-121274, 333-89394, 333-62000, 333-41720 and 333-41722) and Form S-3 (Nos. 333-118100, 333-100548 and 333-67838) of Pixelworks, Inc. of our reports dated March 13, 2006, relating to the consolidated balance sheets of Pixelworks, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Pixelworks, Inc.
Our report dated March 13, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states the Company acquired Equator Technologies, Inc. (Equator) during 2005, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting associated with total assets of $29,359,092 and total revenues of $13,140,682 included in the consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2005. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Equator.
/s/ KPMG LLP
Portland, Oregon
March 13, 2006